Exhibit (e)(9)

Oskar Hjelm

Confirmation of new compensation

This letter is to confirm the changes to your employment with Olink Proteomics AB effective 1 April 2021

New Salary:	215 000 SEK per month
Bonus	50% of your base salary

All other employment conditions will stay the same.

On behalf of Olink Holding AB

2021-04-15

/s/ Johana Isander
Johanna Isander
Chief People Officer

www.olink.com
Olink Proteomics, Dag Hammarskjölds väg 52B
Uppsala Science Park, SE-751 83 Uppsala, Sweden
Phone: +46 (0)18 444 39 70, info@olink.com, Re no: 559046-8632	1

Anställningsavtal

Mellan Knilo Holdco AB 559189-7755 Uppsala (nedan kallat "Bolaget") och 0skar Hjelm (nedan kallad den"Anställde") har denna dag träffats följande villkor för anställning i bolaget.

Personuppgifter för den Anställde:

Namn:	Oskar Hjelm
Personnummer:
Adress:
Postnr + ort

1.	Anstallning

1.1	Oskar Hjelms anställning som "CFO" i Knilo BidCo AB övergår fran 2020-12-01 till Knilo Holdco AB. Placeringsort ar Uppsala.

1.2	Anstallningen gaiter tillsvidare och avser heltid (100%).

2.	Rapportering

Den Anställde rapporterar till Jon Heimer.

3.	Lojalitet

3.1	Den Anställde är skyldig att ägna hela sin arbetstid, omsorg och skicklighet åt skötseln av sina åligganden enligt detta Avtal samt att vid alla tillfällen noga bevaka och tillvarataga Bolagets intressen. Den Anställde får inte medvetet vidta någon åtgärd som kan leda till skada för Bolaget.

3.2	Den Anställde får inte, utan Bolagets skriftliga godkännande, utföra annat arbete eller, direkt eller indirekt, åta sig uppdrag, bedriva verksamhet eller ha andra engagemang vid sidan av Anställningen. Den Anställde har dock rätt att, för investeringsändamål, äga en andel om maximalt fem (5) procent av aktierna eller andra säkerheter i börsnoterade bolag.

4.	Arbetstider

Normal arbetstid är 40 timmar/per helgfri vecka. Den Anställde har möjlighet till flexibel arbetstid i enlighet med bolagets policy.

5.	Lön och andra förmåner

5.1	Den Anställde uppbär en månadslön om 95 000 sek, Grundlön, per månad (avseende 100% tjänst) som utbetalas den 25:e varje månad. Lönen avser 2020 års lönerevision.

5.2	Den Anställde har rätt till bonus enligt vid varje tid gällande bonusplan beslutad av Bolagets styrelse.

5.3	Den Anställde är berättigad till pension och försäkring enligt bolagets Försäkringspolicy.

6.	Semester

Den Anställde är berättigad till en årlig semester om 30 arbetsdagar per semesterår. Semesteråret är den 1 januari till och med den 31 december. Intjänandeår är lika med semesterår.

7.	Övertids- och restidsersättning

Övertids- eller restidsersättning utgår inte särskilt utan kompenseras genom den fasta månadslönen samt i enlighet med bolagets semesterpolicy där den anställde får fem (5) extra dagar, dvs totalt 30 semesterdagar.

8.	Arbetsmiljöpolicy

Den Anställde förbinder sig att följa de ordnings-, miljö- och arbetsmiljöregler som gäller på Bolaget. Den närmare innebörden av dessa åtaganden preciseras av den Anställdes närmaste chef.

9.	IT-säkerhet och personuppgifter

9.1	Den Anställde åtar sig att följa Bolagets policy rörande användning av Bolagets datorer, epostsystem, internettjänster och andra programvaror. Den Anställde är medveten om och samtycker till att Bolaget har full tillgång till alla uppgifter, filer och all e-postkorrespondens samt att Bolaget har en fullständig överblick över Internetanvändningen som lagras i, eller överförs genom, Bolagets IT-system.

9.2	Den anställde är medveten om att Bolaget behandlar personuppgifter i enlighet med Bilaga 1.

10.	Immateriella rättigheter

10.1	Samtliga immateriella rättigheter, inklusive all tillhörande know-how, som har framställts eller skapats av, eller på initiativ av, den Anställde, oavsett om detta skett under eller utanför arbetstid och/eller Bolagets eller dess Närstående bolags lokaler, innan undertecknandet av detta Avtal eller i samband med Anställningen eller under anställningstiden eller efter Anställningens upphörande (upp till ett år efter Anställningens upphörande beträffande patenterbara uppfinningar) som ett resultat av den Anställdes arbete hos Bolaget ("Rättigheterna") ska uteslutande tillhöra Bolaget eller – i förekommande fall – ett Närstående bolag. Med "Närstående bolag" avses en juridisk person som direkt eller indirekt kontrollerar eller kontrolleras av Bolaget eller som står under samma kontroll som Bolaget. Om inte annat framgår av tvingande lagstiftning eller tillämpligt kollektivavtal, ska den Anställde inte ha rätt till någon ersättning i förhållande till Rättigheterna, annat än lön och andra förmåner som anges i detta Avtal.

10.2	Bolaget äger rätt att modifiera, ändra, överlåta, upplåta och licensiera Rättigheterna, inklusive allt därtill hänförligt material, till tredje part.

10.3	Den Anställde är skyldig att, såväl under detta Avtal som efter dess upphörande, samarbeta och vidta alla åtgärder som Bolaget anser vara nödvändiga för att bland annat överföra Rättigheterna till Bolaget eller registrera Rättigheterna hos behöriga myndigheter (inklusive t.ex. patentansökningar) samt vidta åtgärder mot eventuella intrång.

11.	Sekretess

11.1	Den Anställde får inte (bortsett från när det krävs för utförandet av arbetet), varken under eller efter Anställningen, kopiera, använda eller för tredje part yppa företagshemligheter eller annan Konfidentiell Information beträffande Bolagets eller dess Närstående bolagsverksamheter. Den Anställde ska vidare efter bästa förmåga förhindra obehörig kopiering, användning eller yppande av sådan information.

11.2	"Konfidentiell Information" innefattar, men är inte begränsad till, information hänförlig till Bolagets och/eller Närstående bolags tekniska information, metoder, processer, know-how, uppfinningar, mönster, program, tekniker, databassystem, formler och idéer, finansiella information, prislistor, kund- och leverantörslistor samt information om deras nuvarande och framtida affärsbehov, information om anställda och deras anställningsvillkor, information som angivits såsom konfidentiell och annan information hänförlig till Bolagets och/eller Närstående bolags verksamheter och affärsförhållanden, strategier, marknadsföring, finanser, utveckling, affärer, transaktioner, avtal och företagshemligheter.

11.3	Förbudet i punkten 0 gäller dock inte i de fall det enligt detta Avtal eller tillämplig lag eller författning krävs att Konfidentiell Information avslöjas eller om Parterna skriftligen har överenskommit att den Konfidentiella Informationen får avslöjas eller om den Konfidentiella Informationen är allmänt känd och har kommit till allmänhetens kännedom på annat sätt än genom överträdelse av förbuden i punkten 11.

11.4	Enligt lag (2018:558) om företagshemligheter får den Anställde inte angripa företags- hemligheter som den Anställde tagit del av hos Bolaget, vilket innefattar men inte är begränsat till information i punkten 0. Förbudet innefattar bland annat att den Anställde varken under eller efter Anställningen får kopiera, utnyttja eller röja Bolagets företagshemligheter utan Bolagets samtycke.

12.	Konkurrens- och värvningsförbud

12.1	Under Anställningen, inklusive uppsägningstiden, är den Anställde bunden av en lojalitetsplikt.

12.2	Den Anställde åtar sig att, under Anställningen och under en period om [sex] månader efter Anställningens upphörande (dvs. från slutet av eventuell uppsägningstid) ("Förbudstiden"), varken direkt eller indirekt, engagera sig i eller ta anställning inom sådant verksamhetsområde som direkt eller indirekt konkurrerar med Bolagets eller dess Närstående bolags verksamhet eller handla med eller driva verksamhet med, värva eller försöka att värva affärer, beställningar, kunder eller klienter från Bolaget eller dess Närstående bolag.

12.3	Om detta Avtal upphör, av annan anledning än den Anställdes pensionering eller Bolagets hävning av Avtalet enligt punkten 13.4, ska Bolaget under Förbudstiden utge en ersättning till den Anställde motsvarande skillnaden mellan den Anställdes Grundlön vid tidpunkten för Anställningens upphörande och den lön eller annan ersättning som den Anställde är berättigad till i en ny anställning eller nytt åtagande. Ersättningen ska dock inte överstiga 60 procent av den Anställdes Grundlön vid tidpunkten för Anställningens upphörande. Den Anställde är därför skyldig att fortlöpande under Förbudstiden hålla Bolaget skriftligen informerad om eventuell ny anställning eller nytt åtagande samt vilken inkomst eller annan ersättning som den Anställde uppbär från ny anställning eller nytt åtagande. Den Anställde är också skyldig att visa att den lägre inkomsten eller ersättningen från ny anställning eller nytt åtagande är orsakad av restriktionerna som anges i punkt 12.2. Den Anställde har inte rätt till ersättning enligt denna punkt 12.3 under tid, om någon, som den Anställde erhåller avgångsvederlag, om något.

12.4	Bolaget får ensidigt besluta om att begränsa tillämpningsområdet för de åtaganden som angivits ovan i punkten 12.2. Bolaget får också, helt eller delvis, befria den Anställde från åtagandena i punkten 12.2. Om den Anställde befrias från åtagandena i punkt 12.2 har Bolaget ingen skyldighet att betala ersättningen till den Anställde enligt punkten 12.3 ovan.

13.	Anställningens upphörande

13.1	För båda parter gäller en ömsesidig uppsägningstid om 6 månader.

13.2	Om Anställningen upphör fortsätter dock detta Avtal att gälla i tillämpliga delar.

13.3	Om Bolaget förklarar att den Anställde inte behöver stå till Bolagets förfogande under hela eller delar av uppsägningstiden, har Bolaget rätt att från förmåner enligt detta Avtal avräkna inkomster som den Anställde förvärvar i annan anställning eller näringsverksamhet.

13.4	Om en Part grovt åsidosätter någon av sina skyldigheter enligt detta Avtal har den andra Parten rätt att säga upp detta Avtal med omedelbar verkan och utan att vidare förpliktelser enligt detta Avtal gäller.

14.	Återlämnande av bolagets egendom

Vid Anställningens upphörande (vid slutet av eventuell uppsägningstid), eller vid den tidigare tidpunkt som Bolaget begär, ska den Anställde till en av Bolaget utsedd person återlämna alla register, rapporter, dokument och annat material som den Anställde har skapat, försetts eller betrotts med eller som den Anställde har fått i sin besittning i samband med Anställningen samt all utrustning och annan egendom som tillhör Bolaget eller dess Närstående bolag. Den Anställde får inte behålla kopior av den nämnda egendomen eller informationen.

15.	Vite

Om den Anställde bryter mot någon av bestämmelserna i punkt 10 (Immateriella rättigheter), 11 (Sekretess) och/eller 12 (Konkurrens- och värvningsförbud) är den Anställde, till följd av varje enskild överträdelse, skyldig att utge vite till Bolaget med ett belopp motsvarande tre gånger den Anställdes Grundlön vid tidpunkten för överträdelsen, eller om Anställningen har upphört, vid tidpunkten för Anställningens upphörande. Om överträdelsen är pågående är den Anställde skyldig att utge det överenskomna vitet för varje månad som överträdelsen består. Om Bolagets faktiska skada överstiger det överenskomna vitet har Bolaget rätt att kräva ytterligare ersättning motsvarande Bolagets skada.

16.	Kvittningsmedgivande

Den Anställde samtycker till attvBolaget har rätt att kvitta fordringar som Bolaget har gentemot den Anställde , oavsett om dessa fordringar foljer av detta Avtal eller inte, mot sådan ersättning som Bolaget enligt detta Avtal är skyldig att utge till den Anställde.

17.	Tillägg och ändringar

Tillagg till eller ändringar av detta Avtal får endast ske genom Parternas skriftliga överenskommelse.

Detta avtal har upprättats i tva exemplar varav parterna tagit va

Uppsala den	Uppsala den

Date: 1-12-2020	Date: 1-12-2020

/s/ Johan Pietila Holmner	/s/ Oskar Hjelm
Johan Pietila Holmner	Oskar Hjelm